EXHIBIT 99.1
Phoenix Footwear Group, Inc.

PHOENIX FOOTWEAR GROUP, INC. ANNOUNCES
THIRD QUARTER 2005 FINANCIAL RESULTS
•	Net sales increased 47.9% year-over-year to $34.3 million

•	Net income of $981,000, or $0.12 per diluted share, compared to a net loss of $1.0 million, or ($0.14) per diluted share, in 2Q05 and a net income of $1.7 million, or $0.24 per diluted share, in 3Q04

•	Chambers Belt Company contributed $9.7 million to revenues in its first full quarter as part of Phoenix Footwear

•	Completed acquisition of Paradise Shoe Company, licensee of Tommy Bahama brand footwear which contributed $2 million in revenues in the quarter
Carlsbad, CA, November 3, 2005 — Phoenix Footwear Group, Inc. (AMEX: PXG), a multi-brand footwear, apparel and accessories company, announced today consolidated results for the third quarter ended October 1, 2005.
Net sales for the third quarter ended October 1, 2005 increased 47.9% to $34.3 million compared to $23.2 million for the third quarter of 2004. The strong top-line growth was primarily attributable to $11.7 million, or 34.1% of total sales, generated by the Company’s two recently acquired brands, Chambers and Tommy Bahama. The Company reported flat organic growth, as the increase in the Royal Robbins’ brand was offset by declines in the other legacy brands. Net income for the third quarter was $981,000, or $0.12 per diluted share, on 8.4 million of weighted-average shares outstanding, compared to net income of $1.7 million, or $0.24 per diluted share, on 7.3 million weighted-average shares outstanding, for the comparable quarter a year ago.
Commenting on the quarter, Jim Riedman, Phoenix Footwear’s Chairman, said, “We are pleased with the Company’s top-line growth. During the quarter, we made progress integrating the acquisitions of the Chambers Belt Company and Paradise Shoe Company, which both had a positive impact on our top and bottom line performance. The transactions noticeably augmented our product offering and retail presence and made a significant contribution to our revenues. We also continued investing in our legacy brands to position them for success in the future. We have now made several acquisitions and believe we have a strong multi-brand strategy in place. We now plan to concentrate on integrating the recent acquisitions, reducing our debt, sustaining profitability and creating shareholders’ value.”
Richard White, Phoenix Footwear’s Chief Executive Officer, added, “While our top-line performance in the quarter was impressive, our organic growth was below our expectations. Our third quarter results for Phoenix Footwear’s three casual footwear brands, SoftWalk, Trotters and H.S. Trask, were all negatively impacted by the previously disclosed loss of the Dillard’s department stores account. The impact resulted in lower revenues in each of the divisions, as well as increased close-out sales which resulted in weaker margins. The loss of this account, which occurred in early 2005, is expected to continue to adversely impact the three casual footwear brands for the balance of this year.” Mr. White continued, “We view 2005 as a transitional year for the Company. We are confident that we are implementing the right strategic initiatives to rejuvenate the brands in order to generate better performance in 2006 and beyond. We believe our recent acquisitions of Chambers and Tommy Bahama will continue to make positive contributions. Furthermore, we believe Altama sales have stabilized and we feel our multi-brand strategy will prove successful over the long term.”
Gross margin in the third quarter of 2005 was 36.7% of net sales, compared to 42.4% in the third quarter of 2004. The decrease in the gross margin percentage was due to our recent acquisitions which generate lower gross margins than the Company’s other branded products and a higher level of footwear close-out and mark down sales in our Trotters, Softwalk and H.S. Trask brands as compared to the prior year period.
Operating costs increased 41.2% to $9.8 million, compared to $6.9 million in the third quarter of 2004. This increase is due to $3.3 million in operating costs associated with the recently acquired Chambers and Tommy Bahama brands, and $270,000 in increased intangible asset amortization costs related to our recent acquisitions, offset by net operating expense reductions totaling $700,000 related to reduced marketing, advertising and other selling expenses. Operating expenses as a percentage of sales were 28.5% in the third quarter of 2005, down from 29.8% of net sales in the comparable quarter a year ago.
Operating income for the third quarter was $2.8 million, down slightly from $2.9 million in the third quarter of 2004. Additionally, the operating margin of 8.2% decreased compared to an operating margin of 12.6% for the comparable quarter a year ago.
During the third quarter of 2005, interest expense totaled $1.2 million, compared to $199,000 in the comparable prior year period. This increase is primarily related to increased acquisition and working capital debt associated with brand acquisitions and higher interest rates.
For the nine months ended October 1, 2005, net sales increased 36.5% to $76.0 million compared to $55.7 million for the comparable prior-year period. Approximately $11.7 million, or 15.4% of total sales, were generated by the two recently acquired brands, Chambers Belt and Tommy Bahama Footwear. Organic growth during the first nine months of 2005 was down 2.1% as increases at H.S. Trask and Royal Robbins were offset by declines in other brands.
Net income for the nine months ended October 1, 2005 was $1.1 million, or $0.14 per diluted share, compared to net income of $3.6 million, or $0.61 per diluted share, for the comparable period a year ago. Weighted-average shares outstanding for the two periods were 8.1 million and 5.9 million, respectively.

Gross margin for the nine months ended October 1, 2005 was 38.1% of net sales, compared to 43.6% for the comparable prior-year period. The decrease in the gross margin percentage was due to the recent acquisitions, which generate lower gross margins than the Company’s other branded products and a higher level of footwear close-out and mark down sales as compared to the prior year period.
Operating costs for the first nine months of 2005 totaled $25.0 million, or 32.9% of net sales, versus $17.8 million, or 32.0% of net sales for the comparable prior year period. This increase is related to $4.4 million in operating costs associated with the recently acquired Chambers, Tommy Bahama and Altama brands, $550,000 in increased intangible asset amortization costs related to our recent acquisitions, and $1.65 million in increased legal, accounting, bad debt, employee compensation and other operating costs associated with the Company’s other operating units. Additionally, other expense, net for the current nine-month period includes severance and management restructuring charges totaling $614,000.
Operating income for the first nine months of 2005 was $4.0 million, or 5.3% of net sales, down from $6.5 million, or 11.6% of net sales, for the same period a year ago.
For the nine months ended October 1, 2005, interest expense totaled $2.1 million, compared to $503,000 in the comparable prior-year period. This increase is related to increased acquisition and working capital debt associated with brand acquisitions and higher interest rates.
As of October 1, 2005, Phoenix Footwear’s cash and cash equivalents totaled $3.0 million. Total debt, including the Company’s outstanding line of credit, was $58.6 million.
Unit Results
Royal Robbins
Third quarter 2005 net sales for Royal Robbins were seasonally strong at $7.4 million, an increase of 15.6%, compared to $6.4 million a year ago. During the quarter the Royal Robbins brand made several important achievements. First, Robert Orlando was appointed as President of the division. As a thirty-year industry veteran, most recently as President of Teva, a division of Deckers Outdoor, Inc., the Company believes he is well suited to take the brand to the next stage of its growth. Secondly, Phoenix has finalized an agreement with its Canadian distributor whereby it will take back the distribution rights. Beginning in 2006, the Company will begin selling directly in Canada which should result in higher sales and better margins. Finally, the brand continues to open up new accounts including 18 Academy Sports doors, with additional growth planned for spring 2006. The brand has booked double-digit growth in spring futures with each of its key national accounts.

Tommy Bahama
Sales from the newly acquired Tommy Bahama Footwear brand were $2.0 million for the two-month period from August 4, 2005, when the acquisition closed, through the end of the quarter. The Company is in the process of integrating operations, and is conducting a search for a President of the division. Phoenix believes there is significant growth opportunity for this well-known brand, and plans to add to the existing distribution. During the quarter, the brand opened a new account with The Walking Company which has over 80 stores nationwide. Additionally, Phoenix is in the process of bringing the manufacturing of the Tommy Bahama men’s and women’s belts and accessories business in-house utilizing the Chambers capacity which is expected to have a positive impact on gross margins going forward.
Chambers
The acquisition of the Chambers Belt Company was completed in June of this year. In the third quarter, the first full quarter as part of the Phoenix Footwear organization, net sales contribution was $9.7 million, representing 28.3% of total sales. The integration of Chambers is on track, and sales for the quarter were as expected. The Company continues to open new accounts and broaden distribution for the Chambers brands. One of its women’s brands, Riders®, licensed from VF Corporation, is rolling out 500 Kmart doors on a test basis. If successful, the brand would expand into 1,200 Kmart doors in 2006. On the men’s side, Chambers is scheduled to test a private label product with Kmart, which if successful could make significant revenue contribution going forward.
Altama
Altama’s net sales for the third quarter of 2005 dropped 8.7% to $6.2 million, compared to net sales of $6.7 million for the period the Company owned the brand during the third quarter of 2004. Altama has continued to experience slower sales attributable to the previously announced temporary cessation in Department of Defense deliveries. However, it is important to note that the declines moderated significantly from previous quarters. The Company believes the period of weaker orders experienced earlier in the summer is behind them, and the brand is returning to the level of sales experienced earlier this year. The Altama unit has implemented a strategy to diversify its revenues which began showing results during the third quarter as Altama opened up two of the top four targeted retail accounts for its new EXO-Speed ™ tactical line of public safety boots. These are boots specifically designed for the police department. Additionally, Altama shipped its first safety toe boots during the quarter.
SoftWalk
SoftWalk posted net sales of approximately $3.0 million for the third quarter, down 10.6% from $3.3 million for the third quarter of 2004. As mentioned above, the decline in sales is primarily attributable to lost revenue associated with the loss of the Dillard’s account and increased close-out sales. The new SoftWalk Lights™ product line began shipping on a limited basis late in the quarter.

Trotters
Third quarter Trotters sales decreased 9.7% to $4.2 million, compared to $4.7 million for the same quarter a year ago. As previously reported, design issues in the 2005 Trotters’ product line resulted in less than anticipated sales and an ensuing increase in mark downs and close-out sales. Additionally the Trotters brand was negatively impacted by the discontinuance of the Dillard’s account. However, the Company believes the product line has stabilized, evidenced by the smaller rate of decline in the third quarter sales versus the previous two. Trotters introduced a re-designed interim line with initial shipments during the third quarter resulting in promising sales. Beginning with the spring 2006 designs, the Company has refocused on its core, conservative customer and expects sales to normalize.
H.S. Trask
Net sales for H.S. Trask have grown 27.1% year-to-date, but declined 8.9% in the third quarter to $1.8 million, compared to $2.0 million a year ago. Negative sales growth was primarily a result of the loss of the Dillard’s business. Year-over-year, the brand has added more than 50 new accounts which partially offset the Dillard’s account impact.
Business Outlook
While Phoenix Footwear has given guidance historically, for the present time, the Company will no longer do so. The Company feels that given the transitional state it is in, and the nature of its current business, it is not prudent to give specific revenue or earnings guidance at this time. Rather, the Company has discussed some of the initiatives it is undertaking on a brand-by-brand basis to create long-term value and to improve its operating performance.
Third Quarter 2005 Conference Call
Phoenix Footwear will host a conference call to discuss the third quarter results today at 4:30 p.m. Eastern Time. To participate in the conference call, investors should dial 877-704-5379 ten minutes prior to the scheduled start time. International callers should dial 913-312-1293. If you are unable to participate in the live call, a replay will be available beginning Thursday, November 3 at 7:30 p.m. Eastern Time, through Thursday, November 10 at midnight Eastern Time. To access the replay, dial 888-203-1112 (passcode: 1941981). International callers should dial 719-457-0820. The call will be broadcast live over the Internet and can be accessed on the Investor section of Phoenix Footwear’s website at www.phoenixfootwear.com. For those unable to participate during the live broadcast, the call will be archived.
About Phoenix Footwear Group, Inc.
Phoenix Footwear Group, Inc., headquartered in Carlsbad, California, designs, develops and markets a diversified selection of men’s and women’s dress and casual footwear, belts, personal items, outdoor sportswear and travel apparel. The Company’s moderate-to-premium priced brands include Royal Robbins® apparel, the Tommy Bahama®, Trotters®, SoftWalk®, Strol®, H.S. Trask®, and Altama® footwear lines, and Chambers Belts®. Emphasizing quality, fit and traditional and authentic designs, these brands comprise over 100 different styles of footwear, 750 styles of personal accessories, and over 250 styles of apparel products, primarily sold through department stores, specialty retailers and catalogs. Phoenix Footwear Group, Inc. is traded on the American Stock Exchange under the symbol PXG.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. These forward-looking statements include, but are not limited to, statements regarding the expected revenues, profits and earnings per share for the full year 2005, statements regarding future contracts and orders, statements regarding the expected benefits of the Chambers Belt and Tommy Bahama transactions, and the impact of the transactions on Phoenix Footwear’s fiscal 2005 operating results, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” or similar expressions. Investors are cautioned that all forward- looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Many of these risks and uncertainties are discussed in Phoenix Footwear’s Quarterly Report on Form 10-Q for the fiscal year quarter July 2, 2005 filed with the Securities and Exchange Commission (the “SEC”), and in any subsequent reports filed with the SEC, all of which are available at the SEC’s website at www.sec.gov. These include without limitation: risks related to the Company’s acquisition efforts, including: the possibility that the Chambers Belt and Tommy Bahama acquisitions will not achieve anticipated benefits from the acquisition, or that the Company will not successfully integrate Chambers Belt and Tommy Bahama’s operations without encountering difficulties such as unanticipated costs, possible difficulty in retaining customer, supplier, licensor or manufacturing relationships, the failure to retain key employees, the diversion of management attention or failure to integrate the Company’s information and accounting systems; changing consumer preferences and fashion trends; competition from other companies in the Company’s markets; the concentration of the Company’s sales to a relatively small group of customers; the potential financial instability of the Company’s customers; the Company’s ability to protect its intellectual property rights; the risk of losing third party trademark licenses; the risks of doing business in international markets; the Company’s reliance on independent manufacturers; disruptions in Altama’s manufacturing system; the Company’s ability to replace revenues from lost sales to the DoD of products planned to be discontinued; the loss of one or more senior executives; adverse changes in U.S. government spending priorities; failure to retain existing U.S. government contracts or win new contracts; failure to obtain option awards, task orders, or funding under contracts; risks of contract performance; risks of contract termination, either for default or for the convenience of the U.S. government; adverse results of U.S. government audits of our U.S. government contracts; risks associated with complex U.S. government procurement laws and regulations; delays in acceptance of delivery of government orders; fluctuations in the price, availability and quality of raw materials; a decline in general economic conditions; the difficulty in evaluating our recent operating results given the significance of the Company’s recent acquisitions to its operations; the risk of dilution to investors and increased leverage from the financing of recent and any future acquisitions; the risk of foreclosure on the Company’s assets by its lenders in the event of a default under its secured credit arrangement; the possibility of impairment charges resulting from future adjustments to the value of goodwill recorded in connection with past or future acquisitions; the risk of dilution to stockholders’ ownership percentage as the result of the exercise of outstanding stock options; the negative effect on investment value and growth opportunities from a charge to earnings from the compensation of employees under our employee retirement plan; the control over the Company by a principal stockholder; the Company’s ability to manage inventory levels; and, fluctuations in its financial results as a result of the seasonality in its business. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. All forward-looking statements included in this press release are based on our current expectations and projections about future events, based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

Contacts:

Kenneth Wolf	Andrew Greenebaum/Allyson Pooley
Chief Financial Officer	Integrated Corporate Relations, Inc.
Phoenix Footwear Group, Inc.	(310) 395-2215
(760) 602-9688	agreenebaum@icrinc.com or
apooley@icrinc.com
# # #

Phoenix Footwear Group, Inc.
Consolidated Condensed Statement of Operations
(Unaudited)

	For the Quarter Ended				For the Nine Months Ended
	October 1,		September 25,		October 1,		September 25,
	2005		2004		2005		2004
Net sales	$34,275,000	100.0%	$23,176,000	100.0%	$76,028,000	100.0%	$55,690,000	100.0%
Cost of goods sold	21,703,000	63.3%	13,345,000	57.6%	47,026,000	61.9%	31,424,000	56.4%

Gross profit	12,572,000	36.7%	9,831,000	42.4%	29,002,000	38.1%	24,266,000	43.6%

Operating expenses:
Selling and administrative expenses	$9,090,000	26.5%	$6,530,000	28.2%	$22,850,000	30.1%	$16,836,000	30.2%
Non cash 401k stock grant compensation	233,000	0.7%	213,000	0.9%	700,000	0.9%	637,000	1.1%
Amortization	433,000	1.3%	164,000	0.7%	814,000	1.1%	267,000	0.5%
Other expense, net	2,000	—	3,000	—	617,000	0.8%	62,000	0.1%

Total operating expenses	9,758,000	28.5%	6,910,000	29.8%	24,981,000	32.9%	17,802,000	32.0%

Income from operations	2,814,000	8.2%	2,921,000	12.6%	4,021,000	5.3%	6,464,000	11.6%

Interest expense	$1,156,000		$199,000		$2,121,000		$503,000

Income before income taxes	1,658,000	4.8%	2,722,000	11.7%	1,900,000	2.5%	5,961,000	10.7%

Income tax provision	$677,000		$994,000		$779,000		$2,354,000

Net income	$981,000	2.9%	$1,728,000	7.5%	$1,121,000	1.5%	$3,607,000	6.5%

Earnings per common share:

Basic	$0.12		$0.26		$0.15		$0.68
Diluted	$0.12		$0.24		$0.14		$0.61

Weighted-average shares outstanding:
Basic	8,001,439		6,665,616		7,688,673		5,272,501
Diluted	8,371,290		7,331,021		8,057,542		5,903,212

Phoenix Footwear Group, Inc.
Consolidated Condensed Balance Sheets

	As of	As of
	October 1,	January 1,
	2005	2005
	(Unaudited)

ASSETS

Current assets:
Cash	$3,032,000	$694,000
Accounts receivable, net	23,744,000	11,177,000
Other accounts receivable	336,000	911,000
Inventories, net	33,791,000	28,317,000
Other current assets	3,967,000	3,227,000

Total current assets	64,870,000	44,326,000

Property, plant & equipment, net	4,270,000	3,530,000
Goodwill & unamortizable intangibles	61,310,000	45,475,000
Intangible assets, net	10,057,000	4,728,000
Other assets	1,208,000	121,000

	$141,715,000	$98,180,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$10,948,000	$7,568,000
Accrued expenses	4,142,000	3,543,000
Notes payable — current	9,200,000	3,656,000
Other liabilities	1,052,000	400,000

Total current liabilities	25,342,000	15,167,000

Notes payable, non-current	49,441,000	22,951,000
Other long term liabilities	3,469,000	1,111,000
Deferred income tax	9,263,000	9,265,000

Total liabilities	87,515,000	48,494,000

Stockholders’ equity	54,200,000	49,686,000

	$141,715,000	$98,180,000

Phoenix Footwear Group, Inc
Condensed Net Sales Information
(Unaudited)

	Net Sales by Brand
	Quarter Ended
	October 1,	September 25,	Growth/(Decline)
	2005	2004	Dollars	Percent
Trotters	$4,234,000	$4,691,000	$(457,000)	-9.7%
SoftWalk	2,990,000	3,345,000	(355,000)	-10.6%
H.S. Trask	1,825,000	2,003,000	(178,000)	-8.9%
Royal Robbins	7,390,000	6,392,000	998,000	15.6%

	16,439,000	16,431,000	8,000	0.0%
Altama (1)	6,157,000	6,745,000	(588,000)	-8.7%
Chambers (2)	9,710,000	—	9,710,000	100.0%
Tommy Bahama (3)	1,969,000	—	1,969,000	100.0%

	$34,275,000	$23,176,000	$11,099,000	47.9%

	Nine Months Ended
	October 1,	September 25,	Growth/(Decline)
	2005	2004	Dollars	Percent
Trotters	$11,792,000	$16,191,000	$(4,399,000)	-27.2%
SoftWalk	9,355,000	10,143,000	(788,000)	-7.8%
H.S. Trask	5,529,000	4,349,000	1,180,000	27.1%
Royal Robbins	21,230,000	18,262,000	2,968,000	16.3%

	47,906,000	48,945,000	(1,039,000)	-2.1%
Altama (1)	16,443,000	6,745,000	9,698,000	143.8%
Chambers (2)	9,710,000	—	9,710,000	100.0%
Tommy Bahama (3)	1,969,000	—	1,969,000	100.0%

	$76,028,000	$55,690,000	$20,338,000	36.5%

(1)	The Company completed its acquisition of Altama Delta Corporation on July 19, 2004.

(2)	The Company acquired substantially all of the net assets of Chambers Belt Company on June 29, 2005.

(3)	The Company acquired substantially all the net assets of the Paradise Shoe Company and the Tommy Bahama footwear license rights on August 4, 2005.